UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 9th Floor

Fort Lee, New Jersey 07024

(Address of principal executive offices)

(212) 867-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 17, 2014, PTES Acquisition Corp. (“PTES”), a wholly-owned subsidiary of Pioneer Power Solutions, Inc. (the “Company”), purchased certain outstanding convertible and non-convertible notes of Titan Energy Worldwide, Inc. (“Titan”) in the aggregate principal amount of $2,707,700, and warrants accompanying such notes from 20 holders of such notes and warrants (the “Noteholders”) in exchange for an aggregate of 108,078 shares of common stock of the Company, $0.001 par value per share (the “Pioneer Shares”), and $ 1,716,160 in cash.

PTES entered into binding purchase agreements (collectively, the “Note Purchase Agreements”) with each Noteholder, pursuant to which PTES agreed to purchase the Noteholder’s outstanding notes and warrants in exchange for, at the Noteholder’s election, either (i) 80% of the original principal amount of the notes payable in cash, or (ii) 110% of the original principal amount of the notes, of which 50% is payable in cash and 50% payable in Pioneer Shares, at a per share purchase price of $9.16, which is the 15-day volume-weighted average price per share of the Pioneer Stock on the Nasdaq Capital Market ending on December 12, 2014. The source of funds for the cash paid to the Noteholders was a $10,000,000 demand revolving credit facility under the Company’s existing Credit Agreement, dated as of June 28, 2013, by and among the Bank of Montreal, the Company and certain subsidiaries of the Company as guarantors.

The Pioneer Shares offered and issued to the Noteholders in exchange for the notes and warrants purchased by PTES were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and were offered and/or sold in reliance on the exemption from registration under the Securities Act, provided by Section 4(2) and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Each of the Noteholders is an accredited investor.

Item 2.01    Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information regarding the issuance of the Pioneer Shares set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Note Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: December 19, 2014	By:	/s/ Andrew Minkow
	Name:	Andrew Minkow
	Title:	Chief Financial Officer

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